    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 1998

                                                        REGISTRATION NO. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                  ASHLAND INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

         KENTUCKY                   5169                      61-0122250
     (STATE OR OTHER    (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
     JURISDICTION OF     CLASSIFICATION CODE NUMBER)    IDENTIFICATION NUMBER)
     INCORPORATION OR
      ORGANIZATION)

                               ----------------

                               1000 ASHLAND DRIVE
                               RUSSELL, KY 41169
                          (TELEPHONE: (606) 329-3333)
   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                                    COPY TO:
                              SUSAN WEBSTER, ESQ.
                            CRAVATH, SWAINE & MOORE
                               825 EIGHTH AVENUE
                               NEW YORK, NY 10019

                               ----------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC. As soon as practicable after this Registration Statement becomes effective.

  IF THE SECURITIES BEING REGISTERED ON THIS FORM ARE BEING OFFERED IN CONNECTION WITH THE FORMATION OF A HOLDING COMPANY AND THERE IS COMPLIANCE WITH GENERAL INSTRUCTION G, CHECK THE FOLLOWING BOX. [_]

  IF THIS FORM IS FILED TO REGISTER ADDITIONAL SECURITIES FOR AN OFFERING PURSUANT TO RULE 462(B) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

  IF THIS FORM IS A POST-EFFECTIVE AMENDMENT FILED PURSUANT TO RULE 462(D) UNDER THE SECURITIES ACT, CHECK THE FOLLOWING BOX AND LIST THE SECURITIES ACT REGISTRATION STATEMENT NUMBER OF THE EARLIER EFFECTIVE REGISTRATION STATEMENT FOR THE SAME OFFERING. [_]

                               ----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  TITLE OF EACH CLASS OF     AMOUNT TO BE    OFFERING      AGGREGATE         AMOUNT OF
SECURITIES TO BE REGISTERED   REGISTERED  PRICE PER UNIT OFFERING PRICE REGISTRATION FEE(1)
-------------------------------------------------------------------------------------------
 6 5/8% Senior Notes Due
  2008..................     $150,000,000   $1,000.00     $150,000,000        $44,250

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Calculated pursuant to Rule 457. Previously paid.

                               ----------------

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION, DATED MAY 1, 1998

PROSPECTUS


                                  $150,000,000

                                  ASHLAND INC.

 OFFER TO EXCHANGE ITS 6 5/8% SENIOR NOTES DUE 2008, WHICH HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, FOR UP TO $150,000,000 PRINCIPAL
            AMOUNT OF ITS OUTSTANDING 6 5/8% SENIOR NOTES DUE 2008.

                               -----------------
  The Exchange Offer will expire at 5:00 p.m., New York City time, on    ,
unless extended.

  Ashland Inc., a company incorporated under the laws of Kentucky ("Ashland" or the "Company"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (which together constitute the "Exchange Offer"), to exchange its 6 5/8% Senior Notes Due 2008 (the "New Notes") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for up to $150,000,000 aggregate principal amount of its outstanding 6 5/8% Senior Notes Due 2008 (the "Old Notes"), of which $150,000,000 aggregate principal amount is outstanding as of the date hereof.

  The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture (as defined herein) as the Old Notes. In addition, the New Notes and the Old Notes will be treated as one series of securities under the Indenture. The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except for certain transfer restrictions, registration rights and terms providing for an increase in the interest rate on the Old Notes under certain circumstances relating to the registration of the New Notes. The New Notes and the Old Notes are collectively referred to herein as the "Notes." See "Description of the Notes."

  The New Notes will bear interest at 6 5/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998, to the person in whose name the Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on February 1 or August 1 (each a "Record Date"), as the case may be, immediately preceding such February 15 or August 15. Interest will accrue on the Notes from February 17, 1998. The New Notes will mature on February 15, 2008, and are not subject to any sinking fund provision.

  The New Notes are unsecured obligations of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness and senior to the Company's subordinated indebtedness. As of March 31, 1998, the Company had no indebtedness ranking senior to or subordinated to the New Notes and $1,650 million of indebtedness ranking pari passu with the New Notes. Except as described in certain covenants, the Indenture does not contain any provision that restricts or otherwise regulates the Company's ability to incur additional indebtedness ranking senior, pari passu or junior to the New Notes. See "Description of the Notes."

  The New Notes are being offered hereunder in order to satisfy certain obligations of the Company under the Registration Rights Agreement dated as of February 17, 1998 (the "Registration Rights Agreement") between the Company and Citicorp Securities, Inc., Credit Suisse First Boston Corporation and Salomon Brothers Inc, as the initial purchasers of the Old Notes (the "Initial Purchasers").
                                                        (continued on next page)


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
 AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
  IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is       , 1998.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Securities and Exchange Commission (the "Commission") as set forth in certain no-action letters addressed to other parties in other transactions. However, the Company has not sought its own no-action letter, and there can be no assurance that the staff of the Commission will make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." All broker-dealers must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. See "The Exchange Offer."

  The New Notes are new securities for which there is currently no market. The Company presently does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System ("NASDAQ"). The Company has been advised by the Initial Purchasers that, following completion of the Exchange Offer, they presently intend to make a market in the New Notes; however, the Initial Purchasers are not obligated to do so, and any market-making activities with respect to the New Notes may be discontinued at any time without notice. There can be no assurance that an active public market for the New Notes will develop.

  THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF OLD NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR OLD NOTES PURSUANT TO THE EXCHANGE OFFER.

  Any Old Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and preferences and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Old Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders (other than the Initial Purchasers) to provide for the registration under the Securities Act of the Old Notes held by them.

To the extent that Old Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Notes could be adversely affected. It is not expected that an active market for the Old Notes will develop while they are subject to restrictions on transfer. The Company will accept for exchange any and all Old Notes that are validly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the date the Exchange Offer
expires, which will be       , 1998 (the "Expiration Date"), unless the
Exchange Offer is extended by the Company in its sole discretion (but in no
event to a date later than       , 1998), in which case the term "Expiration
Date" shall mean the latest date and time to which the Exchange Offer is extended. Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for payment by the Company. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by the Company and to the terms and provisions of the Registration Rights Agreement. Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. The Company has agreed to pay the expenses of the Exchange Offer. See "The Exchange Offer--Fees and Expenses." The New Notes will bear interest from the last interest payment date of the Old Notes to occur prior to the issue date of the New Notes or, if no such interest has been paid, from February 17, 1998. Holders of the Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the New Notes, if any, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date or, if no such interest has been paid, from February 17, 1998.

  This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Old Notes as of       , 1998.

  The Company will not receive any proceeds from this Exchange Offer. No dealer-manager is being used in connection with this Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

  Until       , 1998, all broker-dealers effecting transactions in the New
Notes, whether or not participating in the Exchange Offer, may be required to deliver a Prospectus. This is in addition to the obligations of broker-dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

  No broker-dealer, salesperson or other individual has been authorized to give any information or to make any representation in connection with the Exchange Offer other than those contained in this Prospectus and Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. The delivery of this Prospectus shall not, under any circumstances, create any implication that the information herein is correct at any time subsequent to its date.

  THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT TENDERS FOR EXCHANGE FROM, HOLDERS OF NEW NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                             AVAILABLE INFORMATION

  The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. In addition, copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements and other information concerning the Company can also be inspected at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005, and The Chicago Stock Exchange, 440 South LaSalle Street, Chicago, Illinois 60605. The Company files such material with the Commission electronically. The Commission maintains a Web Site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is: http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed pursuant to Section 13 or 15(d) of the Exchange Act (File No. 1-2918) are hereby incorporated by reference into this
Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997, as amended by a Form 10-K/A (Amendment No. 1) filed on May 1, 1998; (ii) the Company's Quarterly Report on Form 10-Q for the period ended December 31, 1997, as amended by a Form 10-Q/A (Amendment No. 1) filed on March 30, 1998; (iii) the Company's Current Report on Form 8-K dated December 12, 1997; (iv) the Company's Current Report on Form 8-K dated January 1, 1998, as amended by a Form 8-K/A filed with the Commission on March 17, 1998; and (v) the Company's Current Report on Form 8-K dated March 23, 1998.

  All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

  THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, ASHLAND INC., P.O. BOX 391, ASHLAND, KENTUCKY 41114 (TELEPHONE: (606) 329-
3333).

                                  THE COMPANY

  Ashland's businesses are grouped into five industry segments: Chemical, Valvoline, APAC, Refining and Marketing, and Coal.

  Ashland Chemical distributes industrial chemicals, solvents, thermoplastics and resins, and fiberglass materials, and manufactures and sells a wide variety of specialty chemicals and certain petrochemicals. Valvoline is a marketer of branded, packaged motor oil and automotive chemicals, antifreeze, filters, rust preventives, coolants and automotive appearance products. In addition, Valvoline is engaged in the "fast oil change" business through outlets operating under the Valvoline Instant Oil Change(R) and Valvoline Rapid Oil Change(R) names.

  APAC performs contract construction work, including highway paving and repair, excavation and grading, and bridge construction, and produces asphaltic and ready-mix concrete, crushed stone and other aggregate, concrete block and certain specialized construction materials in the southern and midwestern United States.

  Effective January 1, 1998, Ashland and Marathon Oil Company completed a transaction to form Marathon Ashland Petroleum LLC ("MAP"), which combined major portions of the supply, refining, marketing and transportation operations of the two companies. Marathon has a 62% interest in MAP and Ashland holds a 38% interest. MAP operates seven refineries with a total refining capacity of 930,000 barrels per day. Refined products are distributed through a retail network of 5,400 independent and company owned outlets in 20 Midwest and Southern states. Ashland will account for its investment in MAP using the equity method of accounting. However, since the transaction did not close until January 1, 1998, Ashland continued to report its 100% ownership interest in the Ashland Petroleum and SuperAmerica divisions (Ashland's Refining and Marketing segment) on a consolidated basis in its financial statements for the quarter ended December 31, 1997.

  Ashland's coal operations are conducted by Arch Coal, Inc., which is 55% owned by Ashland and is publicly traded, and which produces and markets bituminous coal in Central Appalachia, the Illinois Basin and the Hanna Basin in Wyoming for sale to domestic and foreign electric utility and industrial customers.

  Ashland is a Kentucky corporation organized on October 22, 1936, with its principal executive offices located at 1000 Ashland Drive, Russell, Kentucky 41169 (Mailing Address: P.O. Box 391, Ashland, Kentucky 41114) (Telephone:
(606) 329-3333).

                                USE OF PROCEEDS

  The Company received net proceeds of $149,025,000 from the issuance of the Old Notes. Such proceeds were used to repay short-term borrowings. These short-term borrowings were incurred to prepay certain operating leases of the Company and to fund various acquisitions, in addition to providing for general working capital needs.

  The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as described in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to those of the New Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the New Notes will not result in any change in the indebtedness of the Company.

                                    RATIOS

The following table sets forth the consolidated ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for the Company:

                                                                     QUARTER
                                                                      ENDED
                                         YEAR ENDED SEPTEMBER 30, DECEMBER 31,
                                         ------------------------ -------------
                                         1993 1994 1995 1996 1997  1996   1997
                                         ---- ---- ---- ---- ---- ------ ------
Ratio of Earnings to Fixed Charges...... 1.67 2.40 1.16 1.91 2.37   1.79   2.98
Ratio of Earnings to Combined Fixed
 Charges and Preferred Stock Dividends.. 1.59 2.06 1.07 1.71 2.23   1.61   2.98

  The above ratios are computed on a total enterprise basis including Ashland and its consolidated subsidiaries, plus their share of significant affiliates accounted for on the equity method that are 50% owned or whose indebtedness has been directly or indirectly guaranteed by Ashland or its consolidated subsidiaries. Earnings consist of income from continuing operations before income taxes and minority interest, adjusted to exclude fixed charges (excluding capitalized interest) and undistributed earnings of equity method affiliates excluded from the total enterprise. Fixed charges consist of interest incurred on indebtedness, the portion of operating lease rentals deemed representative of the interest factor and the amortization of debt expense.

                              THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

  In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement with the Initial Purchasers, pursuant to which the Company agreed to use its best efforts to file with the Commission a registration statement with respect to the exchange of the Old Notes for a series of registered debt securities with terms identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free of any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates.

  The Company is making the Exchange Offer in reliance on the position of the staff of the Commission as set forth in Exxon Capital Holdings Corporation, SEC No-Action Letter (April 13, 1989), Morgan Stanley & Co. Incorporated, SEC No-Action Letter (June 5, 1991) and Shearman & Sterling, SEC No-Action Letter (July 2, 1993). However, the Company has not sought its own no-action letter, and there can be no assurance that the staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Based upon these interpretations by the staff of the Commission, the Company believes that New Notes issued pursuant to this Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof other than (i) a broker-dealer who purchased such Old Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an "affiliate" (as defined in Rule 405 of the Securities Act) of the Company without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holder's business and that such holder is not participating, and has no arrangement or understanding with any person to participate, in the distribution of such New Notes. Holders of Old Notes accepting the Exchange Offer will represent to the Company in the Letter of Transmittal that such conditions have been met. Any holder who participates in the Exchange Offer for the purpose of participating in a distribution of the New Notes may not rely on the position of the staff of the Commission as set forth in these no-action letters and would have to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. A secondary resale transaction in the United States by a holder who is using the Exchange Offer to participate in the distribution of New Notes must be covered by a registration statement containing the selling securityholder information required by Item 507 of Regulation S-K of the Securities Act.

  Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Old Notes as a result of market-making activities or other trading activities and will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

  Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other retransfer of New Notes.

  The Exchange Offer is not being made to, nor will the Company accept tenders for exchange from, holders of Old Notes in any jurisdiction in which the Exchange Offer or the acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction.

TERMS OF THE EXCHANGE

  Upon the terms and subject to the conditions of the Exchange Offer, the Company will, unless such Old Notes are withdrawn in accordance with the withdrawal rights specified in "--Withdrawal of Tenders" below, accept any and all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The date of acceptance for exchange of the Old Notes, and consummation of the Exchange Offer, is the Exchange Date, which will be the first business day following the Expiration Date (unless extended as described herein). The Company will issue, on or promptly after the Exchange Date, an aggregate principal amount of up to $150,000,000 of New Notes in exchange for a like principal amount of outstanding Old Notes tendered and accepted in connection with the Exchange Offer. The New Notes issued in connection with the Exchange Offer will be delivered on the earliest practicable date following the Exchange Date. Holders may tender some or all of their Old Notes in connection with the Exchange Offer. However, Old Notes may be tendered only in integral multiples of $1,000.

  The terms of the New Notes are identical in all material respects to the terms of the Old Notes, except that the New Notes have been registered under the Securities Act and are issued free from any covenant regarding registration, including the payment of additional interest upon a failure to file or have declared effective an exchange offer registration statement or to consummate the Exchange Offer by certain dates. The New Notes will evidence the same debt as the Old Notes and will be issued under and be entitled to the same benefits under the Indenture as the Old Notes. As of the date of this Prospectus, $150,000,000 aggregate principal amount of the Old Notes is outstanding.

  In connection with the issuance of the Old Notes, the Company arranged for the Old Notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of The Depository Trust Company ("DTC"), acting as depositary. Except as described under "--Procedures for Tendering," the New Notes will be issued in the form of a global note registered in the name of DTC or its nominee and each holder's interest therein will be transferable in book-entry form through DTC. See "--Procedures for Tendering."

  Holders of Old Notes do not have any appraisal or dissenters' rights in connection with the Exchange Offer. Old Notes which are not tendered for exchange or are tendered but not accepted in connection with the Exchange Offer will remain outstanding and be entitled to the benefits of the Indenture, but will not be entitled to any registration rights under the Registration Rights Agreement.

  The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the New Notes from the Company.

  If any tendered Old Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

  Holders who tender Old Notes in connection with the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes in connection with the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

  The term "Expiration Date" shall mean 5:00 p.m., New York City time, on
      , 1998, unless extended by the Company in its sole discretion (but in no
event to a date later than       , 1998), in which case the term "Expiration
Date" shall mean the latest date and time to which the Exchange Offer is extended.

  The Company reserves the right, in its sole discretion (i) to delay accepting any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied and shall not have been waived by the Company (if permitted to be waived by the Company) and (ii) to amend the terms of the Exchange Offer in any manner. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders of the Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period. In no event, however, shall the Exchange Date be later than the first business day
following       , 1998.

  If the Company determines to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

  The New Notes will bear interest at the rate of 6 5/8% per annum. Interest on the New Notes shall accrue from the last interest payment date (February 15 or August 15) on which interest was paid on the Old Notes surrendered or, if no interest has been paid on the Old Notes, from February 17, 1998. Interest on the New Notes will be payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998.

  Holders of Old Notes whose Old Notes are accepted for exchange will not receive interest on such Old Notes for any period subsequent to the last interest payment date to occur prior to the issue date of the New Notes, if any, and will be deemed to have waived the right to receive any interest payment on the Old Notes accrued from and after such interest payment date or, if no such interest has been paid, from February 17, 1998.

CONDITIONS TO THE EXCHANGE OFFER

  Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or to exchange, any Old Notes for any New Notes, and may terminate or amend the Exchange Offer before the acceptance of any Old Notes for exchange, if:

    (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer, or

    (b) any law, statute, rule or regulation is adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the Commission or its staff, which, in the Company's reasonable good faith judgment, would be expected to impair the ability of the Company to proceed with the Exchange Offer.

  If the Company determines in its reasonable good faith judgment that any of the foregoing conditions exist, the Company may (i) refuse to accept any Old Notes and return all tendered Old Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders who tendered such Old Notes to withdraw their tendered Old Notes which have not been withdrawn. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business days. In no event, however, shall the Exchange Date
be later than the first business day following       , 1998.

PROCEDURES FOR TENDERING

  Only a holder of record of Old Notes on    , 1998 may tender such Old Notes
in connection with the Exchange Offer. To tender in connection with the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

  Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book- entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth under the caption "--Exchange Agent," below, prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

  The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

  The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure delivery to the Exchange Agent before the Expiration Date. No Letter of Transmittal or Old Notes should be sent to the Company. Holders may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the tenders for such holders.

  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivery of such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

  Signature on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal, or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17 Ad-15 under the Exchange Act (each an "Eligible Institution").

  If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed by such registered holder or accompanied by a properly completed bond power, in each case signed or endorsed in blank by such registered holder as such registered holder's name appears on such Old Notes.

  If the Letter of Transmittal or any Old Notes or bond powers are signed or endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

  All questions as to the validity, form, eligibility (including time of receipt) and acceptance and withdrawal of tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes whose acceptance by the Company would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to any particular Old Notes either before or after the Expiration Date. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Although the Company intends to request the Exchange Agent to notify holders of defects or irregularities with respect to tenders of Old Notes, neither the Company, the Exchange Agent nor any other person shall have any duty or incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration date.

  In addition, the Company reserves the right, as set forth above under the caption "--Conditions to the Exchange Offer," to terminate the Exchange Offer.

  By tendering, each holder represents to the Company that, among other things, the New Notes acquired in connection with the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and that neither the holder nor any such other person is an "affiliate" (as defined in Rule 405 under the Securities Act) of the Company. If the holder is a broker-dealer which will receive New Notes for its own account in exchange of Old Notes, it will acknowledge that it acquired such Old Notes as the result of market-making activities or other trading activities and it will deliver a prospectus in connection with any resale of such New Notes. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

  Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent, or cannot complete the procedure for book-entry transfer, prior to the Expiration Date, may effect a tender of their Old Notes if:

    (a) the tender is made through an Eligible Institution;

    (b) prior to the Expiration Date, the Exchange Agent received from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Old Notes to be tendered in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

    (c) such properly completed and executed Letter of Transmittal (or facsimile thereof) as well as the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book- entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

  Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

  To withdraw a tender of Old Notes in connection with the Exchange Offer, a written facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person who deposited the Old Notes to be withdrawn (the "Depositor"), (ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the trustee register the transfer of such Old Notes into the name of the person withdrawing the tender, and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless Old Notes so withdrawn are validly re-tendered. Any Old Notes which have been tendered but which are not accepted for exchange or which are withdrawn will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be re-tendered by following one of the procedures described above under the caption "-- Procedures for Tendering" at any time prior to the Expiration Date.

EXCHANGE AGENT

  Citibank, N.A. has been appointed as Exchange Agent in connection with the Exchange offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent, at its offices at c/o Citicorp Data Distribution, Inc., 404 Sette Drive, Paramus, New Jersey 07652. The Exchange Agent's telephone number is (800) 422-2077 and facsimile number is (201) 262-3240.

FEES AND EXPENSES

  The Company will not make any payment to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company will pay certain other expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Trustee, accounting and certain legal fees.

  Holders who tender their Old Notes for exchange will not be obligated to pay any transfer taxes in connection therewith. If, however, New Notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes in connection with the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendered holder.

ACCOUNTING TREATMENT

  The New Notes will be recorded at the same carrying value as the Old Notes as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. Any expenses of the Exchange Offer that are paid by the Company will be amortized by the Company, as the case may be, over the term of the New Notes in accordance with generally accepted accounting principles.

CONSEQUENCES OF FAILURES TO PROPERLY TENDER OLD NOTES IN THE EXCHANGE

  Issuance of the New Notes in exchange for the Old Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Old Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Old Notes desiring to tender such Old Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Old Notes for exchange. Old Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

  In the event the Exchange Offer is consummated, the Company will not be required to register the remaining Old Notes. Remaining Old Notes will continue to be subject to the following restrictions on transfer: (i) the remaining Old Notes may be resold only if registered pursuant to the Securities Act, if any exemption from registration is available thereunder, or if neither such registration nor such exemption is required by law, and (ii) the remaining Old Notes will bear a legend restricting transfer in the absence of registration or an exemption therefrom. The Company does not currently anticipate that they will register the remaining Old Notes under the Securities Act. To the extent that Old Notes are tendered and accepted in connection with the Exchange Offer, any trading market for remaining Old Notes could be adversely affected.

                           DESCRIPTION OF THE NOTES

GENERAL

  The Old Notes were and the New Notes will be issued under the Indenture dated as of August 15, 1989, as amended and restated as of August 15, 1990, between the Company and Citibank, N.A., as Trustee (the "Indenture"). The following discussion of certain provisions of the Indenture is a summary only and does not purport to be a complete description of the terms and provisions of the Indenture. Accordingly, the following discussion is qualified in its entirety by reference to the provisions of the Indenture, including the definition therein of terms used below with their initial letters capitalized.

  The New Notes will bear interest at 6 5/8% per annum, payable semiannually on February 15 and August 15 of each year, commencing August 15, 1998, to the person in whose name the New Note is registered, subject to certain exceptions as provided in the Indenture, at the close of business on February 1 or August 1 (each a "Record Date"), as the case may be, immediately preceding such February 15 or August 15. Interest will accrue on the Notes from February 17, 1998. The New Notes will mature on February 15, 2008, and are not subject to any sinking fund provision.

  The Indenture does not limit the aggregate principal amount of securities that can be issued thereunder. Securities may be issued in one or more series as may be authorized from time to time by the Company. Seven series of securities are currently outstanding under the Indenture. The Old Notes and the New Notes constitute a single series for purposes of the Indenture. The aggregate principal amount of the Notes offered hereby is limited to $150,000,000.

  Payments of interest on the New Notes may be made at the option of the Company by check mailed to the registered holders thereof or, at the option of a holder, by wire transfer to an account maintained by the payee with a bank located in the United States designated by such holder.

RANKING

  The New Notes are unsecured obligations of the Company and will rank on a parity with the Company's other unsecured and unsubordinated indebtedness and senior to the Company's subordinated indebtedness. Except as described under "--Certain Covenants--Limitations on Liens" and "--Limitations on Sale and Lease-Back," the Indenture does not contain any provision that restricts or otherwise regulates the Company's ability to incur additional indebtedness ranking senior, pari passu or junior to the New Notes.

CERTAIN COVENANTS OF ASHLAND

  The Indenture does not limit the amount of indebtedness or lease obligations that may be incurred by the Company and its subsidiaries. Except as described under "--Certain Rights to Require Purchase of Securities by Ashland Upon Unapproved Change in Control and Decline in Debt Rating", the Indenture does not contain any covenants or provisions designed to protect the holders of the New Notes in the event that the Company enters into a transaction that adversely affects the Company's debt-to-equity ratio.

 Limitations on Liens

  The Indenture provides that, with respect to the Notes and except in certain circumstances, the Company may not, nor may it permit any Subsidiary to, issue, assume or guarantee any notes, bonds, debentures or other similar evidences of indebtedness for money borrowed secured by certain mortgages, liens, pledges or other encumbrances ("Mortgages") upon any of its property or any property of such Subsidiary, real or personal, without effectively providing that the Notes (together with, if Ashland so determines, any other indebtedness or obligation then existing and any other indebtedness or obligation, thereafter created, ranking equally with the Notes) shall be secured equally and ratably with (or, at the option of Ashland, prior to) such Debt so long as such Debt shall be so secured. Notwithstanding the above, Ashland and any one or more Subsidiaries may issue, assume or guarantee Debt secured by Mortgages which would otherwise be subject to the foregoing restrictions in an aggregate principal amount which, together with the aggregate outstanding principal amount of all other Debt of Ashland and its Subsidiaries which would otherwise be subject to the foregoing restrictions, does not at any one time exceed 5% of the stockholders' equity in Ashland and its consolidated subsidiary companies as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of Ashland.

 Limitations on Sale and Lease-Back

  The Indenture provides that, except in certain circumstances, the Company may not, nor may it permit any Subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any such lender or investor is a party, providing for the leasing to Ashland or a Subsidiary for a period of more than three years of any real property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such real property by the lessee will be discontinued) which has been or is to be sold or transferred by Ashland or a Subsidiary to such lender or investor or to any Person or organization to which funds have been or are to be advanced by such lender or investor on the security of the leased property.

 Limitation on Consolidations and Mergers

  The Indenture provides that Ashland may not consolidate with or merge into any other corporation or convey or transfer its properties and assets substantially as an entirety to any entity (other than a wholly owned subsidiary of Ashland, except in the event that such a subsidiary is the surviving corporation in a consolidation or merger) unless the successor or transferee is a domestic corporation that assumes Ashland's obligations under the Notes and the Indenture and certain other conditions are met.

EVENTS OF DEFAULT, NOTICE AND WAIVER

  An Event of Default with respect to the Notes is defined in the Indenture to be: (i) a default for 30 days in the payment of any installment of interest upon any Note of such series when due; (ii) a default in the payment of principal of any Note when due; (iii) a default by the Company in the performance, or breach, of any of its other covenants or warranties in the Indenture which shall not have been remedied for a period of 60 days after notice from the Trustee thereunder or the Holders of not less than 25% in principal amount of the Notes; and (iv) certain events of bankruptcy, insolvency or reorganization of the Company.

  The Indenture provides that if an Event of Default with respect to the Notes then outstanding issued under such Indenture shall have happened and be continuing, either the Trustee or the Holders of not less than 25% in principal amount of such Notes may declare the principal of all of such Notes to be immediately due and payable.

  The Indenture provides that the Holders of not less than a majority in principal amount of the Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee thereunder, or exercising any trust or power conferred on such Trustee, with respect to the Notes, provided that such Trustee may act in any way that is not inconsistent with such directions and may decline to act if any such direction is contrary to law or to such Indenture or would involve such Trustee in personal liability.

  The Indenture provides that the Holders of not less than a majority in principal amount of the Notes may on behalf of the Holders of all of the Notes waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Notes, or (ii) in respect of a covenant or provision of such Indenture which, under the terms of such Indenture, cannot be modified or amended without the consent of the Holders of all of the Notes.

  The Indenture contains provisions entitling the Trustee, subject to the duty of the Trustee during an Event of Default with respect to the Notes to act with the required standard of care, to be indemnified by the Holders of the Notes of such series before proceeding to exercise any right or power under such Indenture at the request of the Holders of the Notes.

BOOK-ENTRY, DELIVERY AND FORM

  Upon issuance, all New Notes in book-entry form will be represented by a Global Security. Each Global Security representing Book-Entry Notes will be deposited with, or on behalf of, the Depositary, and registered in the name of a nominee of the Depositary. Book-Entry Notes, except under the circumstances described herein, will not be issuable in definitive form.

  The Depositary has advised the Company as follows: The Depositary is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. The Depositary was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's participants include securities brokers and dealers (which may include the Initial Purchasers), banks, trust companies, clearing corporations, and certain other organizations, some of whom (and/or their representatives) own the Depositary. Access to the Depositary's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Upon the issuance of a Global Security in registered form, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Notes represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the dealers, underwriters or agents with respect to such New Notes. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Security for all purposes under the Indenture governing such Notes. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Notes of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Notes of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Notes.

  Payments of principal of, premium, if any, and interest, if any, on individual Notes represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes. Neither Ashland, the Trustee for such Notes, any paying agent (a "Paying Agent"), nor the Registrar for such Notes will have any responsibility or liability for any aspect of the records relating to or payments made by the Depositary or any participants on account of beneficial ownership interests of the Global Security for such Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

  Ashland expects that the Depositary for a series of Notes or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Notes, immediately will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depositary or its nominee. Ashland also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name". Such payments will be the responsibility of such participants.

  If the Depositary for the Notes is at any time unwilling, unable or ineligible to continue as Depositary and a successor Depositary is not appointed by Ashland within 90 days, Ashland will issue individual Notes of such series in exchange for the Global Security. In addition, Ashland may at any time in its sole discretion determine not to have any Notes of a series represented by one or more Global Securities and, in such event, will issue individual Notes of such series in exchange for the Global Security. Further, if Ashland so specifies with respect to the Notes, an owner of a beneficial interest in a Global Security representing Notes may, on terms acceptable to Ashland, the Trustee, and the Depositary for such Global Security, receive individual Notes of such series in exchange for such beneficial interests. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual Notes of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Notes registered in its name. Individual Notes of such series so issued will be issued in denominations, unless otherwise specified by Ashland, of $1,000 and integral multiples thereof.

MODIFICATION OF THE INDENTURE

  The Indenture provides that the Company and the Trustee thereunder may, without the consent of any Holders of Notes, enter into supplemental indentures for the purposes, among other things, of adding to the Company's covenants, adding additional Events of Default, establishing the form or terms of the Notes as permitted under the Indenture or, provided such action shall not adversely affect the interests of the Holders of Notes in any material respect, curing ambiguities or inconsistencies in such Indenture or making other provisions.

  The Indenture contains provisions permitting the Company, with the consent of the Holders of not less than 66 2/3% in principal amount of the Notes (as defined in the Indenture) of each affected series, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the Indenture or modifying the rights of the Holders of Notes of such series, except that no such supplemental indenture may, without the consent of the Holders of all of the Notes affected thereby, among other things: (i) change the maturity of the principal of, or any installment of principal of or interest on, any of the Notes; (ii) reduce the principal amount thereof (or any premium thereon) or the rate of interest thereon; (iii) change the currency, currencies or currency unit or units in which, any of the Notes or any premium or interest thereon is payable; (iv) change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such Indenture; (v) impair the right to institute suit for the enforcement of any such payment on or after the applicable maturity date; (vi) reduce the percentage in principal amount of the Notes of any series, the consent of the Holders of which is required for any such supplemental indenture or for any waiver of compliance with certain provisions of, or of certain defaults under, such Indenture; or (vii) with certain exceptions, modify the provisions for the waiver of certain covenants and defaults and any of the foregoing provisions.

WAIVER OF CERTAIN COVENANTS

  The Indenture provides that the Company will not be required to comply with certain restrictive covenants (including those described above under "-- Certain Covenants of Ashland") if the Holders of not less than 66 2/3% in principal amount of each series of Notes affected thereby waive compliance with such restrictive covenants.

DEFEASANCE

  The Indenture provides that the Company at its option (a) will be Discharged (as such term is defined in the Indenture) from any and all obligations in respect of the Notes (except for certain obligations to register the transfer or exchange of Notes, replace stolen, lost or mutilated securities and coupons, maintain paying agencies and hold moneys for payment in trust), or
(b) need not comply with certain restrictive covenants of the Indenture (including those described above under "--Certain Covenants of Ashland") if there are deposited with the Trustee, U.S. Government Obligations (as defined in the Indenture), which through the payment of interest thereon and principal thereof in accordance with their terms will provide money or a combination of money and U.S. Government Obligations, as the case may be, in an amount sufficient to pay in the currency, currencies or currency unit or units in which the Notes are payable all the principal of, and interest on, the Notes on the dates such payments are due in accordance with the terms of the Notes. As a condition to the Company's exercise of either such option, the Company is required to deliver to the Trustee an opinion of counsel to the effect that Holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of the deposit and related defeasance and will be subject to Federal income tax in the same amount, in the same manner and at the same times as would have been the case if such deposit and related defeasance had not occurred. The deposit and the Discharge or release from compliance with certain covenants described in the preceding sentence may result in the Holders of the Notes recognizing income, gain or loss for Federal income tax purposes as a result of such deposit and Discharge or release, and may result in the Holders recognizing income in a manner or at times different than would have been the case if such deposit and Discharge or release had not occurred.

CERTAIN RIGHTS TO REQUIRE PURCHASE OF SECURITIES BY ASHLAND UPON UNAPPROVED CHANGE IN CONTROL AND DECLINE IN DEBT RATING

  In the event that (a) there occurs any Change in Control (as hereinafter defined) of Ashland and (b) the prevailing rating of the Notes on a date within 90 days following public notice of such Change in Control shall be less than the rating on a specified earlier date by the equivalent of at least one full rating category (as defined in the Indenture), each Holder of Notes shall have the right, at the Holder's option, to require Ashland to purchase all or any part of the Holder's Notes on the date (the "Repurchase Date") that is 100 days after the last to occur of (i) public notice of such Change in Control and (ii) the rating decline, at 100% of the principal amount on the Repurchase Date, plus accrued and unpaid interest to the Repurchase Date.

  On or before the twenty-eighth day after the last to occur of public notice of the Change in Control and the decrease in the rating of the Notes, Ashland is obligated to mail or cause to be mailed to all Holders of record of the Notes a notice regarding the Change in Control, the decrease in the rating of the Notes and the repurchase right. The notice shall state the Repurchase Date, the date by which the repurchase right must be exercised, the applicable price for the Notes and the procedure which the Holder must follow to exercise this right. Ashland shall cause a copy of such notice to be published in a newspaper of general circulation in the Borough of Manhattan, The City of New York. To exercise this right, the Holder of Notes must deliver on or before the tenth day before the Repurchase Date written notice to Ashland (or an agent designated by Ashland for such purpose) of the Holder's exercise of such right, together with the Notes with respect to which the right is being exercised, duly endorsed for transfer. The Company will comply with Rules 13e-4 and 14e-1 under the Exchange Act and any other applicable securities laws in connection with any such repurchase of Notes.

  As used herein, a "Change in Control" shall be deemed to have occurred at such time as (i) a "person" or "group" (within the meaning of Section 13(d) and 14(d)(2) of the Exchange Act) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the then outstanding voting stock of Ashland, otherwise than through a transaction consummated with the prior approval of the Board of Directors of Ashland or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute Ashland's Board of Directors (together with any new director whose election by Ashland's Board of Directors or whose nomination for election by Ashland's shareholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Directors then in office. In considering whether to approve a transaction which might otherwise constitute a Change in Control, the Board of Directors of Ashland will be required to consider the interests of stockholders, employees and other creditors of Ashland which may not necessarily be consistent with the interests of Holders of Notes. In considering whether to pursue a transaction which might otherwise constitute a Change in Control, a potential acquirer of the Company will be required to consider that, to the extent the repurchase right becomes exercisable and is exercised by Holders of Notes, sufficient funds must be made available to make payment to such Holders. The Company cannot presently predict the source of such funds, but expects that the source would be determined in the context of the overall consideration of such a transaction.

GOVERNING LAW

  The Indenture, the Notes and the coupons will be governed by, and construed in accordance with, the laws of the State of New York.

THE TRUSTEE

  Citibank, N.A. is Trustee under the Indenture pursuant to which unsecured debt obligations of the Company are outstanding and has other customary banking relationships with the Company and its affiliates. Citibank, N.A. is an affiliate of Citicorp Securities, Inc., one of the Initial Purchasers.

                      EXCHANGE OFFER; REGISTRATION RIGHTS

  The Company and the Initial Purchasers entered into the Registration Rights Agreement for the benefit of the holders of the Old Notes on the Closing Date. Pursuant to the Registration Rights Agreement, the Company agreed to file with the Commission the Exchange Offer Registration Statement in the appropriate form under the Securities Act with respect to the New Notes. Under existing Commission interpretations set forth in several no-action letters to third parties, the New Notes would in general be freely transferable (other than by holders who are broker-dealers or by an affiliate of the Company) after the Exchange Offer without further registration under the Securities Act. In the event that due to a change in current interpretations by the Commission, the Company is not permitted to effect such Exchange Offer, it is contemplated that the Company will instead file a registration statement covering resale by the holders of Notes (a "Shelf Registration Statement") and will use its reasonable best efforts to cause such Shelf Registration Statement to become effective and to keep such Shelf Registration Statement effective until the earlier to occur of (x) two years from the date on which the Company delivers the Notes to the Initial Purchasers (the "Closing Date") and (y) the time when all Notes registered thereunder have been sold. The Company shall, in the event a Shelf Registration Statement is filed, provide to each holder of the Notes copies of the prospectus and notify each such holder when the Shelf Registration Statement has become effective. A holder that sells Notes pursuant to a Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a current prospectus to purchasers, and will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales. The New Notes will be issued (i) under the Indenture or (ii) under an indenture substantially similar to the Indenture, which, in either event, will not contain terms with respect to transfer restrictions.

  Under the Registration Rights Agreement, the Company has agreed to use its reasonable best efforts to: (i) file the Exchange Offer Registration Statement or a Shelf Registration Statement with the Commission within 150 days following the Closing Date, (ii) have such Exchange Offer Registration Statement or Shelf Registration Statement declared effective by the Commission within 180 days after the Closing Date and (iii) commence the Exchange Offer and issue the New Notes in exchange for all Notes validly tendered in accordance with the terms of the Exchange Offer prior to the close of the Exchange Offer, or, in the alternative, cause such Shelf Registration Statement to remain effective until the earlier to occur of (x) two years from the Closing Date and (y) the time when all Notes registered thereunder have been sold. Although the Company intends to file the registration statement described above, there can be no assurance that such registration statement will be filed or, if filed, that it will become effective.

  If the Company fails to comply with the above provisions (a "Registration Default"), additional interest ("Additional Interest") shall be assessed as follows:

    (i) If the Exchange Offer Registration Statement or Shelf Registration Statement is not filed within 150 days following the Closing Date, then commencing on the 151st day after the Closing Date, Additional Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum; or

    (ii) If an Exchange Offer Registration Statement or Shelf Registration Statement is filed pursuant to (i) above and is not declared effective within 180 days following the Closing Date, then commencing on the 181st day after the Closing Date, Additional Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum; or

    (iii) If either (A) the Company has not exchanged New Notes for all Notes validly tendered in accordance with the terms of the Exchange Offer on or prior to 35 days after the date on which the Exchange

  Offer Registration Statement was declared effective, or (B) if applicable, the Shelf Registration Statement has been declared effective but, subject to certain exceptions, such Shelf Registration Statement ceases to be effective at any time prior to the earlier to occur of (x) two years from the Closing Date and (y) the time when all Notes registered thereunder have been sold, then Additional Interest shall be accrued on the Notes over and above the accrued interest at a rate of .25% per annum immediately following the (X) 36th day after such effective date, in the case of (A) above, or (Y) the day such Registration Statement ceases to be effective in the case of (B) above;

provided, however, that the Additional Interest rate on the Notes may not exceed .25% per annum: and, provided, further, that (1) upon the filing of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (i) above), (2) upon the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (in the case of (ii) above), or (3) upon the exchange of New Notes for all Notes tendered or upon the effectiveness of the Shelf Registration which, subject to certain exceptions, had ceased to remain effective prior to the earlier to occur of
(x) two years from the Closing Date and (y) the time when all Notes thereunder have been sold (in the case of (iii) above), Additional Interest on the Notes as a result of such clause (i), (ii) or (iii) shall cease to accrue.

  Any amounts of Additional Interest due pursuant to clauses (i), (ii) or
(iii) above will be payable in cash, on the same original payment dates of the Notes. The amount of Additional Interest will be determined by multiplying the applicable Additional Interest rate by the principal amount of the Notes, multiplied by a fraction, the numerator of which is the number of days such Additional Interest rate was applicable during such period (determined on the basis of a 360-day year constituted of twelve 30-day months), and the denominator of which is 360.

                 CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
                             OF THE EXCHANGE OFFER

  The following is a general discussion of the material U.S. Federal income tax consequences of the Exchange Offer to holders of Old Notes. This discussion assumes that a holder of Old Notes purchased such Notes for cash at original issue and that a holder of Old Notes holds such Notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). This discussion does not deal with all U.S. Federal income tax consequences that may be relevant to particular investors in light of their personal investment circumstances, including persons holding Notes as part of a conversion or constructive sale transaction or as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes, nor does it discuss U.S. Federal income tax consequences applicable to certain types of investors subject to special treatment under U.S. Federal income tax laws, including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons that have a functional currency other than the U.S. dollar, investors in pass-through entities and foreign persons, including foreign corporations, partnerships and individuals. In addition, this discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular investor.

  This discussion is based upon current provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The Company has not and will not seek any rulings or opinions from the IRS with respect to the matters discussed herein, and as a result, there can be no assurance that the IRS will not disagree with or challenge any of the conclusions set forth in this discussion.

EXCHANGE OFFER

  The Company will be required to pay Additional Interest on the Old Notes if it fails to comply with certain of its obligations under the Registration Rights Agreement. Such Additional Interest should be taxable to a holder as ordinary interest income at the time it accrues or is received in accordance with each such holder's usual method of tax accounting. It is possible, however, that the IRS may take a different position, in which case holders might be required to include such Additional Interest in income as it accrues or becomes fixed (regardless of their usual method of tax accounting).

  The exchange of Old Notes for New Notes pursuant to the Exchange Offer should not constitute a taxable event for U.S. Federal income tax purposes. As a result, (i) a holder of Notes should not recognize taxable gain or loss as a result of the exchange of Old Notes for New Notes pursuant to the Exchange Offer, (ii) the holding period of the New Notes should include the holding period of the Old Notes surrendered in exchange therefor and (iii) a holder's adjusted tax basis in the New Notes should be the same as such holder's adjusted tax basis in the Old Notes surrendered in exchange therefor.

  HOLDERS OF NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF THE OLD NOTES OR THE NEW NOTES, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN SUCH TAX LAWS.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives New Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes if such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such documents in the Letter of Transmittal, for use in connection with any such resale. In addition, until
      , 1998 (90 days after the date of this Prospectus), all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

  The validity of the Notes offered hereby will be passed upon for Ashland by Thomas L. Feazell, Esq., Senior Vice President, General Counsel and Secretary of Ashland. Thomas L. Feazell owns beneficially 127,394 shares of Common Stock.

                                    EXPERTS

  The consolidated financial statements and schedule of the Company appearing or incorporated by reference in the Company's Annual Report on Form 10-K (as amended by Form 10-K/A Amendment No. 1) for the year ended September 30, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Sections 271B.8-500 through 580 of the Kentucky Business Corporation Act contain detailed provisions for indemnification of directors and officers of Kentucky corporations against judgments, penalties, fines, settlements and reasonable expenses in connection with litigation. Under Kentucky law, the provisions of a company's articles and by-laws may govern the indemnification of officers and directors in lieu of the indemnification provided for by statute. The Registrant has elected to indemnify its officers and directors pursuant to the Articles, its By-laws, as amended, and by contract rather than to have such indemnification governed by the statutory provisions.

  Article X of the Registrant's Articles permits, but does not require, the Registrant to indemnify its directors, officers and employees to the fullest extent permitted by law. The Registrant's By-laws require indemnification of officers and employees of the Registrant and its subsidiaries under certain circumstances. The Registrant has entered into indemnification contracts with each of its directors that require indemnification to the fullest extent permitted by law, subject to certain exceptions and limitations.

  The Registrant has purchased insurance which insures (subject to certain terms and conditions, exclusions and deductibles) the Registrant against certain costs which it might be required to pay by way of indemnification to its directors or officers under its Articles or By-laws, indemnification agreements or otherwise and protects individual directors and officers from certain losses for which they might not be indemnified by the Registrant. In addition, the Registrant has purchased insurance which provides liability coverage (subject to certain terms and conditions, exclusions and deductibles) for amounts which the Registrant, or the fiduciaries under its employee benefit plans, which may include its directors, officers and employees, might be required to pay as a result of a breach of fiduciary duty.

ITEM 21. EXHIBITS.

  The following Exhibits are filed as part of this Registration Statement:

 EXHIBIT NUMBER DESCRIPTION OF EXHIBIT
 -------------- ----------------------
   3            Bylaws, as amended (filed as Exhibit 3 to the Company's Form 10-K/A
                (Amendment No. 1) filed on May 1, 1998 and incorporated herein by reference).
   4            Indenture, dated as of August 15, 1989, as amended and restated as of
                August 15, 1990, between the Company and Citibank, N.A., as Trustee (filed as Exhibit 4(a) to the Company's Form 10-K for the fiscal year ended
                September 30, 1991 and incorporated herein by reference).
 * 5            Opinion of Thomas L. Feazell, Esq.
  23.1          Consent of Ernst & Young LLP.
  23.2          Consent of Price Waterhouse LLP.
  23.3          Consent of Thomas L. Feazell, Esq. (included as part of Exhibit 5).
 *24            Power of Attorney, including resolutions of the Board of Directors
 *25            Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A., as Trustee, on Form T-1.
 *99.1          Form of Letter of Transmittal.
 *99.2          Form of Notice of Guaranteed Delivery.
 *99.3          Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies
                 and Other Nominees.
 *99.4          Form of Letter to Clients.
 *99.5          Form of Tax Guidelines.

--------

* Previously filed.

ITEM 22. UNDERTAKINGS.

  The undersigned Registrant hereby undertakes that:

    (A) for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (B) prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

    (C) every prospectus (i) that is filed pursuant to paragraph (B) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (A) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and

  (B) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Russell and Commonwealth of Kentucky, on May 1, 1998.

                                                      ASHLAND INC.

                                                   /s/ Thomas L. Feazell
                                          By:
                                            -----------------------------------
                                                    THOMAS L. FEAZELL
                                                 SENIOR VICE PRESIDENT,
                                                     GENERAL COUNSEL
                                                      AND SECRETARY

  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on May 1, 1998.

             SIGNATURES                        TITLE                 DATE

         Paul W. Chellgren*            Chairman of the
-------------------------------------   Board and Chief          May 1, 1998
                                        Executive Officer

           J. Marvin Quin*             Senior Vice
-------------------------------------   President and Chief      May 1, 1998
                                        Financial Officer

          Kenneth L. Aulen*            Administrative Vice
-------------------------------------   President,               May 1, 1998
                                        Controller and
                                        Principal
                                        Accounting Officer

         Frank C. Carlucci*            Director
-------------------------------------                            May 1, 1998

          Ralph E. Gomory*             Director
-------------------------------------                            May 1, 1998

         Mannie L. Jackson*            Director
-------------------------------------                            May 1, 1998

         Patrick F. Noonan*            Director
-------------------------------------                            May 1, 1998

          Jane C. Pfeiffer*            Director
-------------------------------------                            May 1, 1998

          Michael D. Rose*             Director
-------------------------------------                            May 1, 1998

       William L. Rouse, Jr.*          Director
-------------------------------------                            May 1, 1998

          /s/ Thomas L. Feazell
*By: _______________________________
          THOMAS L. FEAZELL
          ATTORNEY-IN-FACT

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*  Original powers of attorney authorizing Paul W. Chellgren, Thomas L.
   Feazell, and David L. Hausrath and each of them, to sign the Registration Statement and amendments thereto on behalf of the above-mentioned directors and officers of the Registrant have been filed with the Commission as
   Exhibit 24 to this Registration Statement.

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                                 EXHIBIT INDEX

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
 EXHIBIT
 NUMBER                          DESCRIPTION OF EXHIBIT
 -------                         ----------------------
     3 Bylaws, as amended (filed as Exhibit 3 to the Company's Form 10-K/A (Amendment No. 1) filed on May 1, 1998 and incorporated herein by reference).
     4 Indenture, dated as of August 15, 1989, as amended and restated as of August 15, 1990, between the Company and Citibank, N.A., as Trustee (filed as Exhibit 4(a) to the Company's Form 10-K for the fiscal year ended September 30, 1991 and incorporated herein by reference).
  *  5   Opinion of Thomas L. Feazell, Esq.
  23.1   Consent of Ernst & Young LLP.
  23.2   Consent of Price Waterhouse LLP.
  23.3   Consent of Thomas L. Feazell, Esq. (included as part of Exhibit 5).
  *24    Power of Attorney, including resolutions of the Board of Directors.
  *25 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of Citibank, N.A., as Trustee, on Form T-1.
  *99.1  Form of Letter of Transmittal.
  *99.2  Form of Notice of Guaranteed Delivery.
         Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies *99.3 and Other Nominees.
  *99.4  Form of Letter to Clients.
  *99.5  Form of Tax Guidelines.
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* Previously filed.